UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2007

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

903 Calle Amanecer, Suite 100 San Clemente, California	92673
(Address of Principal Executive Office)	(Zip Code)

(949) 369-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGMENTS OF CERTAIN OFFICERS.

On February 15, 2007, Sunstone Hotel Investors, Inc. (the “Company”) entered into a change in control agreement with Kenneth E. Cruse, the Company’s Chief Financial Officer, that provides that Mr. Cruse will be entitled to certain benefits and payments upon a change in control of the Company. The agreement will remain in effect until the earlier of Mr. Cruse’s termination or cessation of employment, or Mr. Cruse’s receipt of the benefits and payments he may become entitled to under this agreement.

The agreement provides that if following a change in control, the Company terminates Mr. Cruse without cause or Mr. Cruse terminates his employment for good reason, in each case, within twelve months after such change in control, then he will be entitled to receive all of the following amounts in two lump sum payments: (1) salary and accrued vacation pay through the date of such termination; (2) any annual bonus for any completed fiscal year elapsed prior to the date of such termination; and (3) an amount equal to two times the sum of Mr. Cruse’s base salary in effect on the date of such termination and a bonus severance amount (which bonus severance amount will be equal to the lesser of (i) Mr. Cruse’s target annual bonus for the year in which such termination of Mr. Cruse’s employment occurs, and (ii) the actual annual bonus Mr. Cruse earned in the calendar year prior to the year in which such termination of employment occurs). The Company will also continue to provide health insurance coverage for Mr. Cruse and his dependents for a period of eighteen months following the date of termination (the “Termination Date”) of Mr. Cruses’ employment for one of the reasons described above. In addition, all of Mr. Cruse’s outstanding and then unvested equity awards will become fully vested and exercisable following the Termination Date.

In the event that any payment or distribution to be made to Mr. Cruse pursuant to this agreement would exceed 110% of the maximum amount permitted under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) to be received without incurring an excise tax under Section 4999 of the Code (“Section 280G Maximum”), then the Company will make a gross-up payment to Mr. Cruse in an amount which covers the excise tax due plus the excise and income taxes payable on the gross-up payment. If the payment or distribution to be made to Mr. Cruse pursuant to this agreement would not exceed 110% of the 280G Maximum, then such payment will be reduced to the extent necessary to avoid incurrence of the excise tax under Section 4999 of the Code. If any compensation or benefits provided by this agreement to Mr. Cruse would result in the application of Section 409A of the Code, the payment by the Company of the amounts due to Mr. Cruse under this agreement will be delayed in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A of the Code, and the amount of such delayed payment will be increased by an amount equal to the interest accrued on such payment during the period of delay (the rate of interest being equal to the prime rate on the date such payment was due plus one percent point).

In conjunction with his change in control agreement, Mr. Cruse also entered into an indemnification agreement with the Company providing that the Company will indemnify and advance expenses to Mr. Cruse in the case of certain claims made against him by virtue of his position with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date:	February 21, 2007	By:	/s/ Robert A. Alter
Robert A. Alter
Chief Executive Officer